Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2015 RESULTS

Third quarter 2015 income per share of $0.04 compared with $(0.15) loss last year

Comparable store sales decreased 0.5% in the quarter; up 1.7% year-to-date

Income per share in this year’s third quarter includes $0.04 benefit from legal recovery; Loss per share in last year’s third quarter includes $(0.07) legal settlement expense

Year-to-date income per share of $0.79 compared with $0.29 last year

SAVANNAH, GA (November 24, 2015) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the third quarter of fiscal 2015.

Financial Highlights — Third quarter ended October 31, 2015

Total sales in the third quarter ended October 31, 2015 increased 1.4% to $158.9 million compared with $156.7 million in the third quarter ended November 1, 2014.  Comparable store sales decreased 0.5% in the quarter.

Net income was $0.6 million, or $0.04 per diluted share, in the third quarter of 2015 compared with a net loss of $(2.2) million, or $(0.15) per diluted share, in last year’s third quarter.  Selling, general and administrative expenses in this year’s third quarter included a $0.9 million pretax benefit from a legal recovery, which had a positive impact on income per diluted share of $0.04.  Last year’s third quarter included $1.7 million in pretax expense related to a legal settlement, which had a negative impact on loss per diluted share of $(0.07).

Financial Highlights — First three quarters ended October 31, 2015

Total sales in the first three quarters of fiscal 2015 increased 3.7% to $507.7 million compared with $489.7 million in the same period of fiscal 2014.  Comparable store sales increased 1.7% in the first three quarters of this year.  Net income was $12.1 million, or $0.79 per diluted share, in the first three quarters of this year, compared with $4.3 million, or $0.29 per diluted share, in last year’s first three quarters.

As previously announced, the Board of Directors has declared a quarterly dividend payment of $0.06 per share, which will be paid on December 15, 2015 to stockholders of record as of December 1, 2015.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2937.  A replay of the conference call will be available until December 1, 2015, by dialing (402) 977-9140 and entering the passcode, 21761235.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 521 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance, the declaration and payment of dividends, the Company’s share repurchase program, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Jason Mazzola
	Chief Operating Officer and	President and Chief Executive Officer
	Chief Financial Officer	(912) 443-3990
(912) 443-2075

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 31, 2015	November 1, 2014
	(unaudited)	(unaudited)
Net sales	$158,937	$156,694

Cost of sales (exclusive of depreciation shown separately below)	(97,565)	(98,542)
Selling, general and administrative expenses	(55,616)	(56,354)
Depreciation	(4,589)	(5,038)
Income (loss) from operations	1,167	(3,240)
Interest income	107	43
Interest expense	(107)	(48)
Income (loss) before income tax (expense) benefit	1,167	(3,245)
Income tax (expense) benefit	(553)	1,038
Net income (loss)	$614	$(2,207)

Basic net income (loss) per common share	$0.04	$(0.15)
Diluted net income (loss) per common share	$0.04	$(0.15)

Weighted average shares used to compute basic net income (loss) per share	15,056	14,982
Weighted average shares used to compute diluted net income (loss) per share	15,115	14,982

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014
	(unaudited)	(unaudited)
Net sales	$507,728	$489,697

Cost of sales (exclusive of depreciation shown separately below)	(308,253)	(304,849)
Selling, general and administrative expenses	(167,131)	(163,526)
Depreciation	(14,022)	(15,306)
Asset impairment	—	(83)
Income from operations	18,322	5,933
Interest income	222	135
Interest expense	(201)	(152)
Income before income tax expense	18,343	5,916
Income tax expense	(6,288)	(1,623)
Net income	$12,055	$4,293

Basic net income per common share	$0.80	$0.29
Diluted net income per common share	$0.79	$0.29

Weighted average shares used to compute basic net income per share	15,112	14,952
Weighted average shares used to compute diluted net income per share	15,167	14,985

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	October 31, 2015	November 1, 2014
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$41,585	$65,991
Short-term investment securities	34,142	13,988
Inventory	129,433	128,516
Prepaid and other current assets	18,249	18,658
Property and equipment, net	49,978	49,756
Long-term investment securities	30,582	24,038
Other noncurrent assets	8,960	7,005
Total assets	$312,929	$307,952

Liabilities and Stockholders’ Equity:
Accounts payable	$58,210	$63,478
Accrued liabilities	29,759	30,847
Other current liabilities	2,284	2,359
Noncurrent liabilities	6,225	6,247
Total liabilities	96,478	102,931

Total stockholders’ equity	216,451	205,021
Total liabilities and stockholders’ equity	$312,929	$307,952